                          AGREEMENT AND PLAN OF MERGER

                                      AMONG


                    VENTURES HEALTHCARE OF GAINESVILLE, INC.,
                              A FLORIDA CORPORATION

                                   "VENTURES",



                         WILLIAM A. PARSONS, JR., PH.D.
                                 S. DALE MCNEESE
                                 JOHN W. DARRAH

                                 "SHAREHOLDERS",


                                       AND


             CHILDREN'S COMPREHENSIVE SERVICES OF GAINESVILLE, INC.,
                            A TENNESSEE CORPORATION,

                              "MERGER SUBSIDIARY",


                                       AND


                    CHILDREN'S COMPREHENSIVE SERVICES, INC.,
                            A TENNESSEE CORPORATION,

                                    "PARENT"



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                                TABLE OF CONTENTS
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ARTICLE I.
         THE MERGER......................................................................................................1
         1.1      Effect of the Merger...................................................................................1
         1.2      Assets of Ventures at Closing; Properties Acquired in Merger...........................................2
         1.3      Further Assurances.....................................................................................3

ARTICLE II.
         CONVERSION AND EXCHANGE OF SHARES...............................................................................4
         2.1      Conversion of Shares...................................................................................4
         2.2      Shares Owned by Ventures...............................................................................4
         2.3      Fractional Shares......................................................................................4
         2.4      Exchange of Shares; Escrow of Shares...................................................................4

ARTICLE III.
         MERGER CONSIDERATION............................................................................................5
         3.1      Merger Consideration...................................................................................5
         3.2      Adjustments to Merger Consideration....................................................................5

ARTICLE IV.
         CERTIFICATE OF INCORPORATION; OFFICERS AND DIRECTORS............................................................6

ARTICLE V.
         EFFECTIVE DATE OF MERGER; FILING OF MERGER DOCUMENTS............................................................6
         5.1      Effective Date.........................................................................................6
         5.2      Filing of Certificate of Merger........................................................................6

ARTICLE VI.
         REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS..................................................................6
         6.1      Organization, Qualification and Authority..............................................................6
         6.2      Capitalization and Stock Ownership.....................................................................7
         6.3      Investments............................................................................................7
         6.4      Absence of Default.....................................................................................7
         6.5      Financial Statements...................................................................................8
         6.6      Operations since October 31, 1997......................................................................8
         6.7      Litigation.............................................................................................9
         6.8      Licenses..............................................................................................10
         6.9      Medicare and Medicaid Matters.........................................................................10
         6.10     Title to and Condition of Assets......................................................................10
         6.11     Contracts.............................................................................................11
         6.12     Environmental Matters.................................................................................12
         6.13     Ventures Employees.  .................................................................................14
         6.14     Employee Benefit Plans................................................................................14
         6.15     Insurance.............................................................................................15
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         6.16     Conflicts of Interest.................................................................................15
         6.17     Compliance with Laws..................................................................................15
         6.18     WARN Act..............................................................................................15
         6.19     Tax Returns; Taxes....................................................................................16
         6.20     No Omissions or Misstatements.........................................................................16
         6.21     Accredited Investor...................................................................................16
         6.22     Purchase for Investment; Restrictions on Transfer.....................................................16

ARTICLE VII.
         REPRESENTATIONS AND WARRANTIES OF
         MERGER SUBSIDIARY AND PARENT...................................................................................17
         7.1      Organization, Qualification and Authority.............................................................17
         7.2      Absence of Default....................................................................................17
         7.3      SEC Reports...........................................................................................18
         7.4      Shares to be Issued...................................................................................18
         7.5      Capitalization of Merger Subsidiary; Continuation of Ventures Business................................18
         7.6      Securities Law Compliance.............................................................................18

ARTICLE VIII.
         COVENANTS OF PARTIES...........................................................................................19
         8.1      Certificate of Incorporation and Bylaws of Ventures; Capitalization...................................19
         8.2      Approval by Shareholders..............................................................................19
         8.3      Preservation of Business and Assets...................................................................19
         8.4      Books and Records.....................................................................................19
         8.5      Preserve Accuracy of Representations and Warranties...................................................20
         8.6      Broker's or Finder's Fee..............................................................................20
         8.7      Indebtedness; Liens...................................................................................20
         8.8      Compliance with Laws and Regulatory Consents..........................................................21
         8.9      Maintain Insurance Coverage...........................................................................21

ARTICLE IX.
         VENTURES' AND SHAREHOLDERS' CONDITIONS TO CLOSE................................................................21
         9.1      Representations and Warranties True at Closing; Compliance with Agreement.............................21
         9.2      No Action/Proceeding..................................................................................21
         9.3      Order Prohibiting Transaction.........................................................................22
         9.4      Opinion of Parent's Counsel...........................................................................22

ARTICLE X.
         PARENT'S AND MERGER SUBSIDIARY'S CONDITIONS TO CLOSE...........................................................22
         10.1     Representations and Warranties True at Closing; Compliance with Agreement.............................22
         10.2     No Action/Proceeding..................................................................................22
         10.3     Due Diligence; Inspection of Assets; U.C.C. Searches, etc.............................................22
         10.4     Absence of Adverse Change.............................................................................22
         10.5     Order Prohibiting Transaction.........................................................................23
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         10.6     Noncompetition Agreements.............................................................................23
         10.7     Licenses and Permits..................................................................................23
         10.8     Consents..............................................................................................23
         10.9     Opinion of Ventures' Counsel..........................................................................23

ARTICLE XI.
         OBLIGATIONS OF VENTURES AND SHAREHOLDERS AT CLOSING............................................................24
         11.1     Documents Effecting Closing...........................................................................24
         11.2     Possession............................................................................................24
         11.3     Opinion of Counsel....................................................................................24
         11.4     Corporate Good Standing and Corporate Resolution......................................................24
         11.5     Closing Certificate...................................................................................24
         11.6     Third Party Consents..................................................................................24
         11.7     Noncompetition Agreements.............................................................................25
         11.8     Preliminary Closing Statement.........................................................................25
         11.9     Additionally Requested Documents; Post-Closing Assistance.............................................25

ARTICLE XII.
         OBLIGATIONS OF MERGER SUBSIDIARY AT CLOSING....................................................................25
         12.1     Merger Consideration..................................................................................25
         12.2     Corporate Good Standing and Certified Board Resolutions...............................................25
         12.3     Closing Certificate...................................................................................25
         12.4     Opinion of Merger Subsidiary's Counsel................................................................25

ARTICLE XIII.
         TERMINATION....................................................................................................26
         13.1     Circumstances of Termination..........................................................................26
         13.2     Effect of Termination.................................................................................26

ARTICLE XIV.
         SURVIVAL OF PROVISIONS AND INDEMNIFICATION.....................................................................26
         14.1     Survival..............................................................................................26
         14.2     Indemnification by Shareholders.......................................................................27
         14.3     Indemnification by Merger Subsidiary and Parent.......................................................27
         14.4     Rules Regarding Indemnification.......................................................................27
         14.5     Exclusivity...........................................................................................28

ARTICLE XV.
         MISCELLANEOUS..................................................................................................29
         15.1     Assignment............................................................................................29
         15.2     Other Expenses........................................................................................29
         15.3     Notices...............................................................................................29
         15.4     Confidentiality.......................................................................................30
         15.5     Partial Invalidity; Waiver............................................................................30
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         15.6     Interpretation........................................................................................31
         15.7     Entire Agreement; Counterparts........................................................................31
         15.8     Further Assurance of Shareholders after Closing.......................................................31
         15.9     Legal Fees and Costs..................................................................................31
         15.10    Controlling Law.......................................................................................31
         15.11    Parent Guarantee......................................................................................31
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                                  EXHIBIT INDEX


EXHIBIT         DESCRIPTION                                                     RESPONSIBLE PARTY
-------         -----------                                                     -----------------

A               Description of the Business                                           Ventures

1.2(1)          List and Description of Owned or                                      Ventures
                Leased Real Estate

1.2(2)          Equipment & Furnishings                                               Ventures

1.2(5)          Bank Accounts and Related Information                                 Ventures

1.2(9)          Contract Rights; including Consultation Service                       Ventures
                Agreements and Management Service Agreements

2.4             Form of Post Closing Escrow Agreement                                 Ventures

3.1             Form of Pro Forma Balance Sheet                                       Ventures

3.2             Form of Preliminary Closing Statement                                 Ventures and
                                                                                      Merger Sub.

6.1             States of Foreign Qualification                                       Ventures

6.2             Agreements Restricting Transferability                                Ventures
                of Shares

6.3             Investments                                                           Ventures

6.5(1)          Financial Statements; Contingent Liabilities                          Ventures

6.5(3)          EBITDA by Location and Projected EBITDA                               Ventures

6.6             Operations since October 31, 1997                                     Ventures

6.7             Litigation                                                            Ventures

6.8             Copies of Licenses                                                    Ventures

6.10(5)         Intellectual Property                                                 Ventures

6.11(1)         Contracts; Consents required under Contracts                          Ventures



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
EXHIBIT         DESCRIPTION                                                     RESPONSIBLE PARTY
-------         -----------                                                     -----------------

6.11(4)         Repair and Maintenance Obligations                                    Ventures

6.13(1)         Employees and Related Information                                     Ventures

6.13(2)         Employee Litigation                                                   Ventures

6.14            Employee Benefit Plans                                                Ventures

6.15            Summary of Insurance Coverage                                         Ventures

6.16            Conflicts of Interest                                                 Ventures

6.19            Pending Tax Audits and Investigations                                 Ventures

8.3             Description of Payment Arrangements with CIC                          Ventures

10.6            Form of Noncompetition Agreement                                      Ventures

10.8            Consents                                                              Ventures



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





                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into on January 19th, 1998 by and among VENTURES HEALTHCARE OF GAINESVILLE, INC., a Florida corporation (referred to herein as "Ventures"), WILLIAM A. PARSONS, JR., PH.D., S. DALE MCNEESE and JOHN W. DARRAH (individually a "Shareholder" and collectively, the "Shareholders"), CHILDREN'S COMPREHENSIVE SERVICES OF GAINESVILLE, INC., a Tennessee corporation ("Merger Subsidiary") (the Merger Subsidiary and Ventures sometimes collectively herein referred to as the "Constituent Corporations"), and CHILDREN'S COMPREHENSIVE SERVICES, INC., a Tennessee corporation ("Parent").


                                R E C I T A L S:

         WHEREAS, Ventures owns and operates a business providing consultation and management services to behavioral healthcare providers who operate partial psychiatric programs, all as more particularly described on Exhibit "A" hereto (the "Business"); and

         WHEREAS, Shareholders own all of the issued and outstanding capital stock of Ventures (the "Ventures Stock"); and

         WHEREAS, Shareholders desire to transfer the Ventures Stock and Parent desires to acquire the same from Shareholders in a reorganization under Section 368(a)(2)(D) of the Internal Revenue Code, subject to the terms and conditions set forth in this Agreement; and

         WHEREAS, Parent desires to guarantee performance by the Merger Subsidiary under this Agreement of all of the representations, warranties, covenants, conditions and agreements to be performed and observed by Merger Subsidiary.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree that Ventures shall be merged (herein the "Merger") into the Merger Subsidiary in accordance with the terms of this Agreement.


                                   ARTICLE I.
                                   THE MERGER

         1.1 EFFECT OF THE MERGER. On the Effective Date of the Merger (as such date is defined in Section 5.1), Ventures shall be merged into Merger Subsidiary, the separate legal existence of Ventures shall cease, and Merger Subsidiary, as the surviving corporation, shall continue its corporate existence under the laws of the State of Tennessee under the name of Ventures Healthcare of Gainesville, Inc. (or such other name as Parent may subsequently elect). Subsequent to the Merger, the Merger Subsidiary shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature and be subject to all the restrictions, disabilities, and duties of Ventures. All rights, privileges, powers, and franchises of Ventures and all property, real, personal, and mixed, belonging to Ventures shall be vested in Merger Subsidiary and all property, rights, privileges, powers, and franchises and every other interest shall be thereafter as effectually the property of Merger Subsidiary as they were of Ventures. The title to real estate, if any, vested by deed or otherwise in Ventures, shall not revert or be in any way impaired by reason of this Merger, provided that all rights of creditors and all liens upon any property of Ventures shall be preserved unimpaired and all debts, liabilities, and duties of Ventures shall thenceforth attach to the Merger Subsidiary and may be enforced against Merger Subsidiary to the same extent as if said debts, liabilities, and duties had been incurred or contracted by Merger Subsidiary.

         1.2 ASSETS OF VENTURES AT CLOSING; PROPERTIES ACQUIRED IN MERGER. At the closing of the Merger (the "Closing"), Ventures will own or lease, as applicable, all assets, tangible and intangible, real and personal, that are currently used to operate the Business (the "Assets"), free and clear of all encumbrances, mortgages, pledges, liens, and security interests, other than Permitted Encumbrances. Permitted Encumbrances are defined as (i) mechanics, materialmen's and similar liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) liens for taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) liens securing rental payments under capital lease agreements and (iv) encumbrances and restrictions on any real property owned or leased by Ventures (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property. The Assets will include, without limitation, the following:

                  (1) All right, title and interest in and to all of the real property owned or leased by Ventures and used in connection with the Business, if any, including, without limitation, the real property listed and described on
Exhibit 1.2.(1) attached hereto, and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment owned or leased by Ventures and situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the "Real Estate");

                  (2) All equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property and all replacement parts therefor used in connection with the Business including, without limitation, the equipment listed on Exhibit 1.2(2) attached hereto (collectively, the "Equipment and Furnishings");

                  (3) All inventory of goods and supplies used or maintained in connection with the Business reflected on the Financial Statements (collectively, the "Inventory");

                  (4) Subject to the provisions of the agreement referenced in
Section 8.3, all accounts and notes receivables (the "Receivables") of Ventures (it being understood by the parties that the Receivables shall not include individual patient accounts collectible by Ventures, but not carried on the books of Ventures as its own receivables, on behalf of owners of inpatient psychiatric units managed by Ventures pursuant to management contracts);

                  (5) All cash, including funds on hand, bank accounts including, without limitation, those accounts listed by name and address of banking institution, account name and account and routing numbers on Exhibit 1.2(5) attached hereto, money market accounts, other accounts, certificates of deposit and other investments of Ventures (the "Cash and Cash Equivalents"), and all prepaid expenses, any and all tax attributes and assets of Ventures as of Closing, including without limitation, all net operating loss carryforwards;

                  (6) All personnel, corporate and other records related to the Business, including both hard and microfiche copies, and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software;

                  (7) To the full extent not legally required to be reissued or independently transferred as a consequence of the Merger, all federal, state and local licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises, if any, held by Ventures in connection with the Business as currently conducted (collectively, the "Licenses");

                  (8) All goodwill, and, to the extent assignable by Ventures, all warranties express or implied and rights and claims related to the Assets or the operation of the Business;

                  (9) Contract rights and interests held by Ventures arising out of or related to the Business, including but not limited to those certain consultation service agreements, management service agreements and other similar contracts identified on Exhibit 1.2(9) hereto;

                  (10) All intangible or intellectual property owned, leased, licensed or possessed by Ventures or any Shareholder and utilized in connection with the Business, including without limitation, the name "Ventures Healthcare" and all variations and derivations thereof, to the extent Ventures or any Shareholder has rights in or to each such name;

                  (11) All of Ventures' right, title and interest in any partnerships, joint ventures or similar arrangements.

         1.3 FURTHER ASSURANCES. From time to time as and when requested by Merger Subsidiary or its successors or assigns, the officers, directors and shareholders of Ventures last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such other actions as shall be necessary to vest or perfect in or to confirm of record or otherwise Merger Subsidiary's title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of the Ventures, and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II.
                        CONVERSION AND EXCHANGE OF SHARES

         2.1 CONVERSION OF SHARES. The manner of converting or exchanging the shares of each of the Constituent Corporations shall be as follows:

                  (1) The Merger shall effect no change in any of the shares of Merger Subsidiary stock, and none of its shares shall be converted as a result of the Merger.

                  (2) Each share of Ventures Stock issued and outstanding on the Effective Date of the Merger (except shares of Ventures Stock issued and held in the treasury of the Ventures) shall, by virtue of the Merger and on the Effective Date of the Merger, be converted into and become, without action on the part of the holder thereof, shares of fully paid and nonassessable Parent Common Stock in an amount sufficient to comprise the Merger Consideration as set forth in Article III below.

         2.2 SHARES OWNED BY VENTURES. Each share of Ventures Stock issued and held in the treasury of Ventures shall be canceled and retired, and no shares of stock or other securities of Parent shall be issuable, and no cash shall be exchangeable, with respect thereto.

         2.3 FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued pursuant to Section 2.1(2), but in lieu thereof, cash shall be paid to the holder thereof in an amount based on the closing price of Parent Common Stock on the NASDAQ Stock Market's NASDAQ National Market on the Effective Date of the Merger, or if such shares were not traded on such date, based on the closing price thereof on the next preceding day on which such shares were traded.

         2.4 EXCHANGE OF SHARES; ESCROW OF SHARES. Subject to the escrow provisions set forth below, on and after the Effective Date of the Merger, each holder of Ventures Stock shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Parent Common Stock to which he is entitled as provided in Section 2.1(2), and any cash to which he maybe entitled on account of fractional shares (without interest thereon) as provided in Section 2.3. Until so presented and surrendered in exchange for a certificate representing Parent Common Stock, each certificate which represented issued and outstanding shares of Ventures Stock on the Effective Date of the Merger shall be deemed for all purposes to evidence ownership of the number of shares of Parent Common Stock into which such shares of Ventures Stock have been converted pursuant to the Merger. Until surrender of such certificates in exchange for certificates representing Parent Common Stock, the holder thereof shall not be entitled to vote at any meeting of Parent stockholders or to receive any dividend or other distribution payable to holders of shares of Parent Common Stock; provided, however, that upon surrender of such certificates representing Ventures Stock in exchange for certificates representing Parent Common Stock, there shall be paid to the record holder of the certificate representing Parent Common Stock issued upon such surrender the amount of dividends or other distributions (without interest) that theretofore became payable with respect to the number of shares of Parent Common Stock represented by the certificate issued upon such surrender.



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



                  The parties acknowledge and agree that one-half (1/2) of the Parent Common Stock to which each Shareholder shall be entitled to receive shall be issued and held in escrow pursuant to the provisions of a Post Closing Escrow Agreement of substantially the same form as Exhibit 2.4 hereto.


                                  ARTICLE III.
                              MERGER CONSIDERATION

         3.1 MERGER CONSIDERATION.

                  (1) The Parent Common Stock to be issued as merger consideration ("Merger Consideration") shall have a value of Two Million Seven Hundred Thousand and No/100 Dollars ($2,700,000.00), subject to adjustment as set forth in this Article III. The Merger Consideration will be subject to adjustment as follows: (i) the Merger Consideration shall be increased or decreased, as appropriate, for additions or deletions of property, plant, equipment or other non-current assets, if any, purchased or sold between June 30, 1997 and the Closing; (ii) the Merger Consideration shall also be adjusted for any Seller employee benefits which are not accrued and reflected in net working capital at Closing to the extent it causes a breach of (iii); and (iii) Merger Consideration shall be adjusted to the extent that the working capital of Ventures is less than Fifty Thousand and No/100 Dollars ($50,000.00) as of Closing. Shareholders' equity of Ventures at Closing shall not be less than Fifty Thousand and No/100 Dollars ($50,000.00). The Balance Sheet of Ventures as of January 1, 1998 shall be substantially the same as the pro forma Balance Sheet shown on Exhibit 3.1 hereto.

                  (2) The Merger Consideration will be One Hundred Forty-Six Thousand Five Hundred Eighty (146,580) shares of Parent Common Stock which is based upon a price of $18.42 per share. The Parent Common Stock will constitute restricted securities the resale of which shall be subject to the requirements of Rule 144. All aspects of the proposed transaction shall be subject to applicable state and federal securities laws.

         3.2 ADJUSTMENTS TO MERGER CONSIDERATION. The adjustments to the Merger Consideration specified in Section 3.1(1) shall be estimated by the parties hereto in good faith at the Closing to the extent reasonably possible based on the most current interim financial statements with provisional adjustments as shall be mutually agreed at Closing which shall be called the "Preliminary Closing Statement". Attached as Exhibit 3.2 is the format of the Preliminary Closing Statement. No later than sixty-five (65) days after the Closing, the parties hereto shall prepare the "Final Closing Statement" reflecting the items listed above prepared consistent with the past preparation of the internal financial statements of Ventures on an accrual basis applied consistently with prior periods. Adjustments made after the Closing based on the Final Closing Statement shall be payable in cash not more than one (1) year after Closing, with interest on any adjustments at an annual interest rate of eight and one-half percent (8.5%) commencing at Closing. If Merger Subsidiary and Shareholders are unable to agree on the Final Closing Statement within sixty-five (65) days after delivery of the Final Closing Statement, they shall appoint a firm of independent certified public accountants of recognized national standing (excluding any firm regularly engaged by either party) (the "Accountants") to make such determination which determination, shall be final and binding on the parties hereto for the purpose of this Agreement, and Merger Subsidiary and Shareholder shall each pay one-half (1/2) the cost of the Accountants.



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




                                   ARTICLE IV.
              CERTIFICATE OF INCORPORATION; OFFICERS AND DIRECTORS

         The Certificate of Incorporation of Merger Subsidiary shall be amended, effective on the Effective Date of the Merger, by changing Article I thereof so as to read in its entirety as follows: "The name of the corporation is Ventures Healthcare of Gainesville, Inc."

         On the Effective Date of the Merger, the Certificate of Incorporation of Merger Subsidiary, as amended above, shall be the Certificate of Incorporation of the surviving corporation.

         The officers and directors of the Merger Subsidiary on the Effective Date shall from and after the Effective Date be the initial officers and directors of the Merger Subsidiary after the Merger until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Merger Subsidiary.


                                   ARTICLE V.
              EFFECTIVE DATE OF MERGER; FILING OF MERGER DOCUMENTS

         5.1 EFFECTIVE DATE. The Merger shall become effective on the filing of this Agreement (or appropriate Certificate of Merger or Articles of Merger, as applicable) (such documentation herein the "Certificate of Merger") in the manner required by applicable law (the date of such filing being herein called the "Effective Date of the Merger").

         5.2 FILING OF CERTIFICATE OF MERGER. Unless this Agreement shall have been terminated prior thereto under the provisions of Article XIII hereof, the Certificate of Merger shall be so filed and recorded as promptly as possible after Closing which shall occur upon satisfaction of the conditions precedent to Closing and in no event later than the end of the next business day following Closing.


                                   ARTICLE VI.
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         As a material inducement to Parent and Merger Subsidiary to enter into this Agreement and to consummate the Merger, Shareholders hereby jointly and severally represent and warrant to Buyer, which representations and warranties will be true and correct on the date of Closing, as follows:

         6.1 ORGANIZATION, QUALIFICATION AND AUTHORITY. Ventures is a corporation duly organized and validly existing under the laws of the State of Florida and is in good standing and duly qualified to do business as a foreign corporation in all states required by its Business as set forth on Exhibit 6.1, except where the failure to be so qualified would not have a material adverse effect on the business or results of operations of Ventures. Ventures has full corporate power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated, and to carry on its business as it is now being conducted. Ventures and Shareholders each have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements executed and delivered in connection with this Agreement, to consummate the Merger and other transactions contemplated on the part of each such party hereby, and to take all actions necessary, in their respective capacities, to permit or approve the actions of each of Ventures and Shareholders. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by each of Ventures and Shareholders, have been duly authorized by all necessary action on the part of such parties. No other action, consent or approval on the part of any of Ventures, Shareholders or any other person or entity is necessary to authorize due and valid execution, delivery and consummation, of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements executed in connection herewith by Ventures and/or Shareholders, upon due execution and delivery thereof, will constitute the valid and binding obligations of Ventures and/or Shareholders, as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         6.2 CAPITALIZATION AND STOCK OWNERSHIP. Except for Shareholders, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Ventures. The Ventures Stock, being Two Hundred Twenty Five
(225) shares, $1.00 par value, of common stock, constitutes all of the issued and outstanding securities of Ventures, is duly authorized, validly issued, fully paid and nonassessable, and is owned free and clear of any liens, charges, security interests, pledges or other encumbrances. At Closing, Ventures will not have any outstanding subscriptions, options, warrants, calls, contracts, convertible securities or other instruments, agreements or arrangements of any nature whatsoever under which Ventures is or may be obligated or compelled to issue any capital stock, security or interest of any kind, or to transfer or modify any right with respect to any capital stock, security or other interest, and, as of the Closing, no one will have any preemptive rights, right of first refusal or similar rights with respect to the Ventures Stock or any equity interest in Ventures. Except as set forth on Exhibit 6.2, neither Ventures nor any of the Shareholders is a party to any, and there exist no, voting trusts, stockholder agreements, pledge agreements or other agreements relating to or restricting the transferability of any shares of the Ventures Stock or equity interests of Ventures and any such agreements listed on Exhibit 6.2, if any, shall not preclude the Merger or other transactions contemplated by this Agreement.

         6.3 INVESTMENTS. Except as set forth on Exhibit 6.3, Ventures owns no capital stock, securities, interest or other right or any option or warrant convertible into the same, of any corporation, partnership, limited liability company, joint venture or other business enterprise.

         6.4 ABSENCE OF DEFAULT. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Ventures and Shareholders will not constitute a violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create or cause the acceleration of the maturity of, any debt, indenture, obligation or liability affecting either Ventures, the Shareholders, the Business or Assets or rights in the Ventures Stock, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Ventures Stock or the Assets under: (a) any term or provision of the Charter or Bylaws of Ventures; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Ventures and/or any Shareholder is a party or by which either Ventures, any Shareholder, the Ventures Stock or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Ventures, any Shareholder, the Ventures Stock and/or the Assets are subject.

         6.5 FINANCIAL STATEMENTS.

                  (1) Attached hereto as Exhibit 6.5(1) are true and correct copies of Ventures' unaudited balance sheets and income statements for the year ended December 31, 1996 (the "Fiscal Year Financial Statements"), and the interim unaudited balance sheet and income statement of Ventures for the eleven
(11) month period ended November 30, 1997 (the "Interim Financial Statements," which, with the Fiscal Year Financial Statements, will be referred to as the "Financial Statements"). The Financial Statements are based on the books and records of Ventures and present fairly, in compliance with generally accepted accounting principles applied on a consistent basis, the financial position of Ventures as of, and the results of its operations for, the periods specified, except, in the case of the Interim Financial Statements, for year end adjustments and accruals for income taxes. Except as set forth in the Interim Financial Statements or on Exhibit 6.5(1), Ventures has, and as of the Closing will have, no contingent liabilities or obligations.

                  (2) The books and records of Ventures are in such order and completeness so that an unqualified audit may be performed for any period prior to Closing not already audited. The Shareholders will cooperate in all reasonable respects with the Merger Subsidiary in attempting to perform an audit of Ventures for any period prior to Closing not already audited at Merger Subsidiary's expense.

                  (3) Attached as Exhibit 6.5(3) is a schedule setting forth EBITDA derived by Ventures from each of its various managements or similar contracts on a location-by-location basis and a schedule setting forth the projected annual EBITDA of new management contracts, if any, expected to be added on or after January 1, 1998, it being understood that the Shareholders are making no representations or warranties regarding such projections

         6.6 OPERATIONS SINCE OCTOBER 31, 1997. Except as set forth in Exhibit 6.6, since November 30, 1997 there has been no:

                  (1) change in the condition of Ventures, financial or otherwise, which has, or could reasonably be expected to have, a material adverse effect on any of the Assets, the Business or on the results of the operations of Ventures as a whole, including any circumstance or event which the Shareholders reasonably believe may lead to a termination, cancellation or non-renewal of Ventures' existing contracts;

                  (2) material loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

                  (3) sale, lease, transfer or other disposition by Ventures of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, except inventory and equipment held for use in the ordinary course of business;

                  (4) increase in the compensation payable by Ventures to any of the Shareholders, officers, directors or any other employees, independent contractors or agents, or increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, independent contractors or agents of Ventures outside the ordinary course of business;

                  (5) subject to the provisions of the agreement referenced in
Section 8.3, adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business, or change in the accounting methods or practices employed by Ventures or change in adopted depreciation or amortization policies;

                  (6) issuance or sale by Ventures, or contract or other commitment entered into by Ventures or any Shareholder for the issuance or sale, of any shares of capital stock or securities convertible into or exchangeable for capital stock of Ventures;

                  (7) payment by Ventures of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable, except for the settlement of Ventures' obligations to Capital Investment Corp. pursuant to the agreement referenced in Section 8.3;

                  (8) merger, consolidation or similar transaction; or solicitation therefor;

                  (9) security interest, guarantee or other encumbrance, other than in the ordinary course of business, obligation or liability, in each case whether absolute, accrued, contingent or otherwise, or whether due or to become due, incurred or paid by Ventures to any person or entity; or the making by Ventures of any loan or advance to, or an investment in, any person or entity;

                  (10) federal, state, or local statute, rule, regulation, or order adopted, promulgated or decided that, to the knowledge of Ventures or any of the Shareholders, materially and adversely affects Ventures, the Ventures Stock, the Business or the Assets;

                  (11) strike, work stoppage or other labor dispute adversely affecting the Business; or

                  (12) termination, waiver or cancellation of any material rights or claims of Ventures, under any contract of Ventures or otherwise.

         6.7 LITIGATION. Except as disclosed in Exhibit 6.7, no person or party including, without limitation, any governmental agency has asserted, or, to the knowledge of Ventures or any of the Shareholders, has threatened to assert, any claim for any action or proceeding, against Ventures (or any officer, director, employee, agent or Shareholder of Ventures) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, or the Americans With Disabilities Act or the Family Medical Leave Act of 1993). Neither Ventures nor any of the Shareholders has received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health). Except as set forth in Exhibit 6.6, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or threatened involving Ventures, any of the Shareholders, the Ventures Stock, any of the Assets or the Business.

         6.8 LICENSES. Ventures has all Licenses necessary for Ventures to operate and conduct the Business, and there does not exist any waivers or exemptions relating thereto, except where the failure to hold such licenses would not have a material adverse effect. There is no material default on the part of Ventures or any other party under any of the Licenses. There exists no grounds for revocation, suspension or limitation of any of the Licenses. Copies of each of the Licenses are attached hereto and are listed on Exhibit 6.8. No notices have been received by Ventures or any of the Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses.

         6.9 MEDICARE AND MEDICAID MATTERS. To the extent applicable to Ventures, Ventures has complied, and, to Ventures' knowledge, each of the providers with which Ventures contracts (herein a "Ventures Provider") has complied with all laws, rules and regulations of the Medicare, Medicaid and other governmental healthcare programs, and has filed all claims, invoices, returns, cost reports and other forms in the manner prescribed. All cost reports, claims, invoices, filings and other forms made or filed by Ventures, if applicable, and, to Ventures' knowledge, made or filed by each Ventures Provider with Medicare, Medicaid or any other governmental health or welfare related entity or any third party payor since the inception of the Business, are in all material respects true, complete, correct and accurate and do not claim reimbursement for any expenses which are not properly reimbursable. No deficiency, either individually or in the aggregate, in any such cost reports, claims, invoices and other filings, including claims for over-payments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims or any other third party payor, and there is no basis for any claims or requests for reimbursement. Neither Ventures nor, to its knowledge, any Ventures Provider has been subject to any audit relating to fraudulent procedures or practices. To the best of Shareholders' knowledge, there is no basis for any claim or request for recoupment or reimbursement from Ventures or, to its knowledge, from any Ventures Provider, of any federal or state agency or instrumentality or other provider reimbursement entities.

         6.10 TITLE TO AND CONDITION OF ASSETS.

                  (1) Ventures is the sole legal and beneficial owner of the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, and other encumbrances, except for Permitted Encumbrances. Subject to the provisions of the agreement referenced in Section 8.3, the Assets are all the assets set forth on the Interim Financial Statements or currently used in the operation of the Business.

                  (2) The descriptions of the Real Estate, if any, contained in
Exhibit 1.3(1) are accurate and include all real property leased by Ventures and used in connection with the Business or set forth on the Interim Financial Statements. Ventures is in lawful possession of all of the Real Estate, if any, that is owned or leased including, without limitation, the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all mortgages, liens and other encumbrances or restrictions, except for Permitted Encumbrances.

                  (3) The Equipment and Furnishings are all of the "Equipment" reflected on the Interim Financial Statements, other than those items sold and replaced in the ordinary course of business. All components of all of the Equipment and Furnishings in all material respects (a) operate in accordance with their respective specifications, (b) perform the functions they are supposed to perform, (c) are free of structural, installation, engineering, or mechanical defects or problems, and (d) are otherwise in good working order, subject, in each case above, to reasonable wear and tear. Ventures has received no written recommendation from any insurer to repair or replace any of the material Assets with which Ventures has not complied.

                  (4) All motor vehicles used in the Business, whether owned or leased, are listed in Exhibit 1.3(2) attached hereto, are properly licensed and are registered in accordance with applicable law. If such vehicles are leased, the leases are in full force and effect, and Ventures has complied with all terms of such leases.

                  (5) All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned or used by Ventures are listed and described in Exhibit 6.10(5) attached hereto. No proceedings have been instituted or are pending or, to the knowledge of Ventures or any of the Shareholders, threatened that challenge the validity of the ownership by Ventures of any such Intellectual Property. Ventures has licensed no one to use any such Intellectual Property, and neither Ventures nor any of the Shareholders has any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Ventures owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of the Business.

         6.11 CONTRACTS.

                  (1) Exhibit 6.11(1) sets forth a complete and accurate list of all consultation services agreements, management service agreements or other similar agreements comprising the Business, together with all contracts, leases, subleases, options and commitments, oral or written, and all assignments and amendments thereof, affecting or relating to the Business, the Ventures Stock or any Asset or any interest therein, to which either Ventures and/or any of the Shareholders is a party or by which Ventures, the Assets or the Business is bound (collectively, the "Contracts"). Exhibit 6.11(1), but not the definition of Contracts, may exclude Contracts involving annual amounts of $5,000.00 or less. Accurate, complete and unredacted copies of all written Contracts have been supplied, or will be prior to the Closing to Merger Subsidiary. Exhibit 6.11(1) includes written summaries of key terms of all oral Contracts including any oral agreements with J.D. Investments, Inc. ("JDI"). The employee leasing arrangement covered by the Client Service Agreement between Landrum Staff Leasing, Inc. and JDI and the oral agreements between JDI and Ventures are all cancelable by Ventures at will or with thirty (30) days prior notice without any penalty, premium or other charge or expense to Ventures. The Shareholders know of no reason that the persons subject to the employee leasing arrangement may not be hired by the Merger Subsidiary immediately following Closing.

                  (2) Except as reflected in Exhibit 6.11(1), and except for consents required as a result of the Merger and other transactions contemplated herein, a list of which consents is included in Exhibit 6.11(1), none of the Contracts has been modified, amended, assigned or transferred and, to the best of Shareholders' knowledge, each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity. To the best of Shareholders' knowledge, no event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Contracts. To the knowledge of Shareholders, there are no counterclaims or offsets under any of the Contracts.

                  (3) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Contracts. No purchase commitment by Ventures is in excess of Ventures' ordinary business requirements.

                  (4) Exhibit 6.11(4) lists every repair and maintenance obligation of Ventures pursuant to the Contracts over $10,000.00 required to be performed on or before the Closing but which will remain unperformed at the Closing.

         6.12 ENVIRONMENTAL MATTERS.

                  (1) Hazardous Substances. As used in this Section 6.12(1), the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Paragraph 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined herein), and any of the following: hydrocarbons, petroleum and petroleum products (except as they exist in the ordinary course of business and in material compliance with Environmental Law, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

                  (2) Compliance with Laws and Regulations. All operations or activities on, and any use or occupancy of any property owned leased or managed by Ventures, any Affiliates of Ventures (wherein the term "Affiliates" will mean any person or entity controlling, controlled by or under common control at any time with Ventures, and the term "control" will mean the power, directly or indirectly to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Ventures or its Affiliates ("Agents"), or to the knowledge of any of the Shareholders (including any tenant or subtenant of Ventures) is and has been in compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Laws"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. Ventures, Affiliates and Agents have kept the property owned or managed by Ventures free of any lien imposed pursuant to Environmental Laws. To the knowledge of Ventures and each of the Shareholders, all prior owners, operators, managers and other occupants of such premises have complied with Environmental Law. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate which, if required, was stored or present in material compliance with Environmental Law:

                           (a) Neither Ventures nor any Affiliates or Agents
have used, generated, treated, handled, manufactured, voluntary transmitted or stored any Hazardous Substances, nor, to the knowledge of Ventures or any of the Shareholders, has any premises owned, leased or managed by Ventures ever been used for any of the foregoing.

                           (b) Neither Ventures nor any Affiliates or Agents
have installed on any premises owned, leased or managed by Ventures friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law.

                           (c) Ventures has not at any time engaged in any
dumping, discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances that would subject Ventures, any of the Shareholders or Merger Subsidiary to clean-up obligations imposed by governmental authorities.

                           (d) To the knowledge of Shareholders, neither
Ventures nor the owners (present or former) of any premises owned, leased or managed by Ventures (i) has either received or been issued a notice, demand, request for information, citations, summons or complaint regarding an alleged failure to comply with Environmental Law, or (ii) is subject to any existing, pending, or, to the knowledge of Ventures or any of the Shareholders, threatened investigation or inquiry by any governmental authority for noncompliance with, or any remedial obligations under Environmental Law, and there are no circumstances known to Ventures or any Shareholders which would likely serve as a basis therefor. Ventures has not assumed any liability of a third party for clean-up under or noncompliance with Environmental Law.

                           (e) Ventures, their Affiliates or Agents have not
transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the knowledge of Ventures and any of the Shareholders, proposed for listing under Environmental Law or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

                  (3) Other Environmental Matters. Ventures has furnished to Merger Subsidiary a copy of any environmental audit, study, report or other analysis which such Ventures or its Affiliates obtained or were furnished.

                  (4) Disclaimer. Notwithstanding the foregoing, neither Ventures nor the Shareholders make any representation or warranty regarding the compliance with Environmental Laws at the medical facilities in which Ventures conducts business, except for matters within Ventures' control or matters about which they have actual knowledge.

         6.13 VENTURES EMPLOYEES.

                  (1) Exhibit 6.13(1) attached hereto sets forth: (a) a complete list of all of Ventures' employees, (b) their respective rates of pay, (c) the employment dates and job titles of each such person, (d) categorization of each such person as a full-time or part-time employee of Ventures, (e) the amount of accrued vacation with respect to such person, and (f) the amount of accrued sick pay with respect to such person. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty
(20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. ss.2102, et seq. Except as provided in Exhibit 6.11(1), Ventures has no employment agreements with its employees and all such employees are employed on an "at will" basis. Exhibit 6.13(1) also (a) lists, and has attached copies of all employee fringe benefits and personnel policies, and (b) lists all ex-employees of Ventures utilizing or eligible to utilize COBRA. Ventures will have adequately accrued and included in the Final Closing Statement, all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that will have accrued to Ventures' employees through the Closing Date, including related payroll taxes.

                  (2) Ventures is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization that obligates Ventures to compensate employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the knowledge of Ventures or any of the Shareholders, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Ventures and any present or former employee(s) of Ventures. Except as provided in Exhibit 6.13(2), there is no pending or, to the knowledge of Ventures and any of the Shareholders, threatened suit, action, investigation or claim between Ventures and any present or former employee(s) of Ventures. To the knowledge of Shareholders, there has not been any labor union organizing activity with respect to Ventures' employees.

         6.14 EMPLOYEE BENEFIT PLANS.

                  (1) Exhibit 6.14 attached hereto contains a true, accurate and complete list of each (a) "employee welfare benefit plan" (as defined in Paragraph 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Ventures or to which Ventures contributes or is required to contribute, and (b) "employee pension benefit plan" (as defined in Paragraph 3(2) of ERISA) maintained by Ventures, to which Ventures contributes or is required to contribute, or which covers employees of Ventures during the period of their employment with any predecessor of Ventures, including any multi-employer pension plan as defined under Internal Revenue Code of 1986, Paragraph 414(f) (such employee welfare benefit plans and pension benefit plans being hereinafter collectively referred to as the "Benefit Plans"). Copies of all Benefit Plans have previously been provided to Merger Subsidiary.

                  (2) Liabilities. There are no unfunded liabilities under any Benefit Plan.

                  (3) Termination of Participation. Shareholders will, at their cost, take all necessary action so that Ventures, by Closing, will cease to be a participating employer under all Benefit Plans, provided that the Merger Subsidiary will provide coverage for employees of Ventures under the benefit plans provided to similar employees of Parent and will waive waiting periods, pre-existing conditions and similar restrictions on coverage.

         6.15 INSURANCE. Ventures has in effect and has for at least five (5) years continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all current insurance policies is included in Exhibit 6.11(1).
Exhibit 6.15 attached hereto sets forth a summary of Ventures' current insurance coverage (listing type, carrier and limits), includes a list of any pending insurance claims relating to Ventures or the Business, and includes a recent three (3)-year claims history relating to Ventures and the Business as prepared by the applicable insurance carrier(s). Ventures is not in default or breach with respect to any provision contained in any such insurance policies, nor has Ventures failed to give any notice or to present any claim thereunder in due and timely fashion.

         6.16 CONFLICTS OF INTEREST. Except as set forth on Exhibit 6.16, none of the following is either a supplier of goods or services to Ventures, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Ventures: (a) any Shareholder, (b) any director or officer of Ventures, or (c) any entity under common control with Ventures or controlled by or related to any of the Shareholders.

         6.17 COMPLIANCE WITH LAWS. Neither Ventures nor any of the Shareholders have made any kickback or bribe to any person or entity, directly or indirectly, for referring, recommending or arranging business with, to or for Ventures. Neither WARN nor any similar state law applies to such transactions, and such transactions comply with applicable state antitrust and similar laws. Ventures is in compliance (without obtaining waivers, variances or extensions) with all federal, state and local laws, rules and regulations that relate to the operations of the Business, except where the failure to be in compliance would not have a material adverse effect on the Business. All tax and other returns, reports, plans and filings of any nature required to be or otherwise filed by Ventures or any of the Shareholders with any governmental authorities have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect.

         6.18 WARN ACT. Since ninety (90) days prior to Effective Date, Ventures has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

         6.19 TAX RETURNS; TAXES. Ventures and each of Shareholders have filed all federal, state and local tax returns and tax reports required by such authorities to be filed as of the time of Closing. Ventures and each of the Shareholders, as applicable, have paid all taxes, assessments, governmental charges, penalties, interest and fines due as of the time of Closing (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any governmental authority. Additionally, the reserves for taxes, if any, shown in the Final Closing Statement are and will be adequate to accurately reflect all tax liabilities accrued or owing as of the Closing. Except as set forth on Exhibit 6.19, there is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the knowledge of Ventures and each of the Shareholders, threatened against Ventures or any of the Shareholders by any governmental authority; and neither Ventures nor any of the Shareholders has been granted any extension of the limitation period applicable to any tax claims.

         6.20 NO OMISSIONS OR MISSTATEMENTS. No representation or warranty or statement contained in this Agreement or any certificate furnished in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

         6.21 ACCREDITED INVESTOR. Each of the Shareholders hereby represents and warrants to the Parent and Merger Subsidiary that he is an "Accredited Investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933. Each such Shareholder represents that he has the requisite experience, knowledge and sophistication necessary to evaluate and make an informed decision about the investment being made by such Shareholder in the Merger by virtue of the receipt of the Parent Common Stock. Each Shareholder acknowledges he has been given the opportunity to have complete access to all records of the Parent, as well as its properties and executive employees. In addition to the information and disclosures of the SEC Reports (as defined in Section 7.3), each Shareholder acknowledges that he has had the opportunity to ask questions and receive answers from executive employees of the Parent about the Parent, its business and his investment in the Parent Common Stock.

         6.22 PURCHASE FOR INVESTMENT; RESTRICTIONS ON TRANSFER. Each of the Shareholders acknowledges that he is acquiring the Parent Common Stock for his own account and not with a view to or present intention of distribution thereof in violation of the Securities Act of 1933, as amended, or any state securities or blue sky laws. The Parent Common Stock will not be disposed of in contravention of any such laws. Each of the Shareholders also acknowledges that, although there exists a public market for registered shares of the Parent Common Stock, the Parent Common Stock being received by such Shareholders as Merger Consideration has not been registered under any securities laws and, therefore, cannot be sold and must be held indefinitely, unless subsequently registered under applicable securities laws or unless an exemption from such registration is available. The Shareholders acknowledge and agree that certificates representing the Parent Common Stock issued as Merger Consideration will contain a legend substantially similar to the following:

         The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The securities have been acquired without a view to distribution and may not be offered, sold, transferred, pledged or hypothecated, whether or not for consideration, in the absence of registration under the Securities Act of 1933, as amended, and applicable state securities laws or written opinion of counsel reasonably satisfactory to Children's Comprehensive Services, Inc. that registration is not required.


                                  ARTICLE VII.
                        REPRESENTATIONS AND WARRANTIES OF
                          MERGER SUBSIDIARY AND PARENT

         As an inducement to Shareholders and Ventures to enter into this Agreement and to consummate the transactions contemplated hereunder, Merger Subsidiary and Parent hereby represent and warrant to Shareholders and Ventures, which representations and warranties will be true and correct on the date of Closing, as follows:

         7.1 ORGANIZATION, QUALIFICATION AND AUTHORITY. Merger Subsidiary and Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Tennessee. Merger Subsidiary has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Merger Subsidiary and Parent have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the Merger and other transactions contemplated on the part of Merger Subsidiary and Parent hereunder. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Merger Subsidiary and Parent have been duly authorized by all necessary corporate action on the part of Merger Subsidiary and Parent. No other action on the part of Merger Subsidiary or Parent or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Merger Subsidiary and Parent, upon due execution and delivery thereof, will constitute the valid and binding obligations of Merger Subsidiary and Parent, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         7.2 ABSENCE OF DEFAULT. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Merger Subsidiary and Parent will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or cause the acceleration of the maturity of, any debt, indenture, obligation or liability affecting Merger Subsidiary or Parent or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to the credit agreement, if any, of the Parent) under: (a) any term or provision of the Charter or Bylaws of Merger Subsidiary or Parent; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Merger Subsidiary or Parent is a party or by which Merger Subsidiary or Parent is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Merger Subsidiary or Parent is subject.

         7.3 SEC REPORTS. The Merger Subsidiary has furnished to the Shareholders true and complete copies of Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Reports on Form 10-Q for each of the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and its proxy materials for the most recently held annual meeting of shareholders (collectively, the "SEC Reports") as such reports were filed with the Securities and Exchange Commission. The SEC Reports, at the time they were filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and since then, Parent and its affiliates have not suffered any material adverse change in their business.

         7.4 SHARES TO BE ISSUED. The Shares of Parent Common Stock to be issued and delivered pursuant to this Agreement will be duly and validly issued, fully paid and non-assessable.

         7.5 CAPITALIZATION OF MERGER SUBSIDIARY; CONTINUATION OF VENTURES BUSINESS. Prior to the transaction, Parent will be in control of Merger Subsidiary within the meaning of Section 368(c)(1) of the Code. Following the transaction, Merger Subsidiary will not issue additional shares of its stock that would result in Parent losing control of Merger Subsidiary within the meaning of Section 368(c)(1) of the Code. Parent has no plan or intention to reacquire any of its stock issued in the transaction. Parent has no plan or intention to liquidate Merger Subsidiary; to merge Merger Subsidiary with and into another corporation; to sell or otherwise dispose of the stock of Merger Subsidiary; or to cause Merger Subsidiary to sell or otherwise dispose of any of the assets of Ventures acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Following the transaction, Merger Subsidiary will continue the historic business of Ventures or use a significant portion of Ventures' business assets in the business.

         7.6 SECURITIES LAW COMPLIANCE. For a period of at least two (2) years after Closing, Parent will timely file periodic reports and other documents required under the Securities Act of 1933 and the Securities Exchange Act of 1934 so that the Shareholders will have access to public information about the Parent to comply with informational requirements relating to sale of the Parent Common Stock received in the Merger under Rule 144 promulgated under the Securities Act of 1933.

                                  ARTICLE VIII.
                              COVENANTS OF PARTIES

         8.1 CERTIFICATE OF INCORPORATION AND BYLAWS OF VENTURES; CAPITALIZATION. From the date of this Agreement until Closing, the Certificate of Incorporation and Bylaws of Ventures shall not be changed. Ventures shall not change its authorized or issued capital stock, declare or pay any dividend, or issue, encumber, purchase, or otherwise acquire, any of its capital stock.

         8.2 APPROVAL BY SHAREHOLDERS. Ventures will submit this Agreement for approval by its shareholders with a favorable recommendation by its board of directors and will use its best efforts to obtain requisite shareholder approval.

         8.3 PRESERVATION OF BUSINESS AND ASSETS. From the date of this Agreement until Closing, Ventures and each of the Shareholders will use their best efforts and will do or cause to be done all such acts and things as may be reasonably necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, to preserve, protect and maintain for Merger Subsidiary the goodwill of the suppliers, employees, clientele and others having business relations with Ventures or the Business. Ventures will use its reasonable commercial efforts to retain its employees in their current positions up to Closing. Except as provided herein, until termination of this Agreement, neither Ventures nor any of the Shareholders will sell, transfer or pledge, or negotiate the sale, transfer or pledge of, either any of the Assets or Ventures Stock or other security of Ventures, nor merge or consolidate with any other entity; neither Ventures nor any of the Shareholders will solicit any inquiries, proposals or offers relating to any such transactions; and such parties will promptly notify Merger Subsidiary orally, and confirm in writing, of all relevant details relating to inquiries, proposals or offers that any may receive relating to any such matters. Ventures will pay no dividend, and will make no distribution or extraordinary payment to Shareholders or any third party or pay any intercompany payable and, other than in the ordinary course of business, Ventures will not sell, discard or dispose of any of the Assets, except as set forth in that certain agreement settling Ventures' obligation to Capital Investment Corp. of Panama City, Florida, a copy of which is attached as Exhibit 8.3. None of the Contracts will be amended in any material respect, other than to obtain consents to the exchange of the Ventures Stock contemplated in the Merger between the date hereof and Closing without the prior written consent of Merger Subsidiary, and Ventures will not enter into any new material contract, commitment or other transaction with respect to the Business or the Assets without the prior written consent of Merger Subsidiary. From the Effective Date until Closing, Ventures will maintain and keep the Assets in a well-maintained condition and in good order and repair.

         8.4 BOOKS AND RECORDS.

                  (1) From the date hereof until the Closing, Ventures will maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and will make no change in its accounting methods or practices.

                  (2) Subject to the terms of the Letter of Intent dated December 1, 1997 and the confidentiality provisions in that certain letter dated August 4, 1997 from Al J. Smith to William

Parsons, Ph.D. until Closing, Ventures and each of the Shareholders will give to Merger Subsidiary full access to all of Ventures' offices, properties, books, contracts, commitments, records and affairs relating to the Ventures Stock, Assets or the Business so that Merger Subsidiary or Parent may inspect and audit them and will furnish to Merger Subsidiary a copy of all documents and information concerning the properties and affairs of Ventures, the Business, the Ventures Stock or the Assets as Merger Subsidiary may request. If any such books, records and materials are in the custody of third parties, Ventures and each of the Shareholders will direct such third parties to promptly provide them to Merger Subsidiary.

                  (3) Following the Closing, Parent will permit Shareholders, during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business that relate to transactions or events occurring prior to the Closing. All out-of-pocket costs associated with the delivery of the requested documents will be paid by Shareholders.

                  (4) The Shareholders will use reasonable efforts to cause Ventures' accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Parent or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws.

         8.5 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Shareholders and Ventures will refrain from taking any action which would render any representation and warranty contained in this Agreement untrue, inaccurate or misleading in any material respect as of Closing. Each Shareholder and Ventures will promptly notify Merger Subsidiary of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against Ventures or its directors, officers, or any of the Shareholders, that may involve or relate in any way to Ventures, the Assets, the Ventures Stock, any of the Shareholders or the operation of the Business. Each Shareholder and Ventures will promptly notify Merger Subsidiary of any facts or circumstances that come to his, her or its attention and that cause, or through the passage of time may cause, any of Shareholders' or Ventures' representations, warranties or covenants to be untrue or misleading in any material respect at any time from the date hereof through Closing.

         8.6 BROKER'S OR FINDER'S FEE. None of Parent, Merger Subsidiary, Ventures or any Shareholder has employed or is liable for the payment of any fee to any finder, broker, government official or similar person in connection with the transactions contemplated under this Agreement.

         8.7 INDEBTEDNESS; LIENS. Other than in the ordinary course of business, from the date of this Agreement through Closing, Ventures will not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Merger Subsidiary's prior written approval. At Closing, the Assets will be free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances, except for Permitted Encumbrances, and Shareholders will deliver to Merger Subsidiary such pay-off letters, releases, U.C.C. termination statements and other documents as Merger Subsidiary may reasonably request to evidence the same.

         8.8 COMPLIANCE WITH LAWS AND REGULATORY CONSENTS. From the date hereof through Closing, (a) Ventures will comply with all applicable statutes, laws, ordinances and regulations, where the failure to comply would likely have a material adverse effect upon Ventures, (b) Ventures will keep, hold and maintain all material Licenses necessary for the Business and operation of the Assets,
(c) the Shareholders and Ventures will use their reasonable efforts to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement, and (d) the Shareholders and Ventures and Merger Subsidiary will make and cause to be made all filings and give and cause to be given all notices which may be necessary on their parts, respectively, under all applicable laws and under their respective contracts, agreements and commitments in order to consummate the transactions contemplated under this Agreement.

         8.9 MAINTAIN INSURANCE COVERAGE. From the date hereof through Closing, Shareholders will cause Ventures to maintain in full force and effect the existing insurance on the Assets and the operations of the Business and will provide at Closing written evidence satisfactory to Merger Subsidiary that such insurance continues to be in effect, that all premiums due have been paid, and that Merger Subsidiary has been named additional insured since the Effective Date. Shareholders will cancel Ventures' worker's compensation policy effective as of the date of Closing, and Merger Subsidiary will obtain worker's compensation for Ventures beginning as of the Closing.


                                   ARTICLE IX.
                 VENTURES' AND SHAREHOLDERS' CONDITIONS TO CLOSE

         The obligations of Ventures and Shareholders under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Ventures or Shareholders, in whole or in part):

         9.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING; COMPLIANCE WITH AGREEMENT. The representations and warranties of Merger Subsidiary and Parent contained in this Agreement and in any certificate or document delivered pursuant hereto will be deemed to have been made again at the Closing and will then be true in all material respects. Merger Subsidiary and Parent will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         9.2 NO ACTION/PROCEEDING. No action or proceeding before a court or any other governmental agency or body will have been instituted or threatened to restrain or prohibit the transactions hereunder contemplated, and no governmental agency or body or other entity will have taken any other action or made any request of Ventures, any of the Shareholders or Merger Subsidiary as a result of which Ventures or the Shareholders reasonably and in good faith deem that to proceed with the transactions hereunder may constitute a violation of law.

         9.3 ORDER PROHIBITING TRANSACTION. No order will have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court will have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There will have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this Section 9.3.

         9.4 OPINION OF PARENT'S COUNSEL. The Shareholders shall have received an opinion dated as of the Closing from counsel for the Parent in form and substance satisfactory to the Shareholders and their counsel covering those matters described in Section 12.4 as Shareholders may reasonably request.


                                   ARTICLE X.
              PARENT'S AND MERGER SUBSIDIARY'S CONDITIONS TO CLOSE

         The obligations of Parent and Merger Subsidiary under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Parent and/or Merger Subsidiary, as applicable, in whole or in part):

         10.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING; COMPLIANCE WITH AGREEMENT. The representations and warranties of each of Shareholders and Ventures contained in this Agreement (including the Exhibits hereto) and in any certificate or document delivered pursuant hereto will be deemed to have been made again at the Closing and will then be true in all material respects. Ventures and each of the Shareholders will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         10.2 NO ACTION/PROCEEDING. No action or proceeding before a court or any other governmental agency or body will have been instituted or threatened to restrain or prohibit the transactions hereunder contemplated, and no governmental agency or body or other entity will have taken any other action or made any request of Ventures, any of the Shareholders or Merger Subsidiary as a result of which Merger Subsidiary reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         10.3 DUE DILIGENCE; INSPECTION OF ASSETS; U.C.C. SEARCHES, ETC. Merger Subsidiary and its representatives will have had and continue to have reasonable rights of inspection of the Business in connection with Merger Subsidiary's due diligence review as provided herein. Merger Subsidiary shall have received all U.C.C. financing statement, local and central, and federal and state pending litigation, tax lien and judgment searches, with respect to Ventures, including all "DBA's," tradenames and fictitious names of Ventures, with the results disclosing no material liens except Permitted Encumbrances and those that are released as of the Closing.

         10.4 ABSENCE OF ADVERSE CHANGE. The Merger Subsidiary shall have verified the absence of the material adverse change in the Business and Assets of Ventures, and Ventures shall not have entered into any significant contracts or transactions prior to Closing without the prior written approval of the Merger Subsidiary.

         10.5 ORDER PROHIBITING TRANSACTION. No order will have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court will have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There will have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this Section 10.5.

         10.6 NONCOMPETITION AGREEMENTS. Each of the Shareholders will have entered into a noncompetition agreement in the form attached hereto as Exhibit
10.6 in which each such Shareholder shall agree not to compete with the Merger Subsidiary for a period of five (5) years from the date of Closing.

         10.7 LICENSES AND PERMITS. The Merger Subsidiary shall have obtained all necessary health care or other licenses, permits and approvals, if any, necessary for the continued operation of the Business of Ventures as operated prior to Closing or shall have otherwise procured assurances acceptable to the Merger Subsidiary that such licenses and permits will be issued in due course following Closing.

         10.8 CONSENTS. Prior to Closing, Shareholders shall have obtained the consents required to consummate the Merger and the other transactions contemplated herein and involving the agreements listed on Exhibit 6.11(1); provided, however, that the Parent and the Merger Subsidiary shall waive any consent required for the transfer of Ventures' agreements with Bridgewater Center in Ft. Walton, Florida.

         10.9 OPINION OF VENTURES' COUNSEL. Parent and Merger Subsidiary shall have received a favorable opinion, dated as of the Closing, of counsel for Ventures, in form and substance satisfactory to Parent and its counsel, to the effect that:

                  (1) All proceedings, other than the filing and recording of this Agreement (or a Certificate of Merger) in the States of Florida and Tennessee, necessary to effectuate the merger of Ventures into Merger Subsidiary have been duly taken by Ventures in accordance with law, and, upon such filing and recording of this Agreement (or the Certificate of Merger), Ventures will be duly merged with and into Merger Subsidiary;

                  (2) The shares of Common Stock of Ventures outstanding immediately prior to the Closing of the Merger are validly authorized and issued and duly paid and non-assessable; and

                  (3) Neither the execution and delivery of this Agreement, nor performance hereunder, will conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, Ventures' Certificate of Incorporation or Bylaws or any agreement, instrument, judgment, decree, regulation or other restriction known to such counsel to which Ventures is a party or by which it is bound.


                                   ARTICLE XI.
               OBLIGATIONS OF VENTURES AND SHAREHOLDERS AT CLOSING

         At Closing, Ventures and the Shareholders will deliver or cause to be delivered to Merger Subsidiary the following in form and substance reasonably satisfactory to Merger Subsidiary:

         11.1 DOCUMENTS EFFECTING CLOSING. The Shareholders will execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Merger Subsidiary resignations of each member of the Board of Directors and each officer of Ventures effective as of the Closing together with any and all other documents, certificates or other instruments necessary or desirable to effect Closing.

         11.2 POSSESSION. Ventures will deliver to Merger Subsidiary full possession and control Business and Assets.

         11.3 OPINION OF COUNSEL. The Shareholders will cause to be delivered to Merger Subsidiary an opinion of counsel, dated as of Closing, in the form described in Section 10.9 hereof.

         11.4 CORPORATE GOOD STANDING AND CORPORATE RESOLUTION. Shareholders will deliver to Merger Subsidiary certificates of good standing from the Secretary of State of Florida, and from each jurisdiction in which Ventures is qualified to do business, certified copies of the Bylaws and Charter of Ventures, and a certified copy of the resolutions of the Board of Directors and Shareholders of Ventures authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, sufficient in form and content to meet the requirements of the law of the State of Florida relevant to such transactions and certified by officers of Ventures to be validly adopted and in full force and effect and unamended as of Closing.

         11.5 CLOSING CERTIFICATE. Ventures will deliver to Merger Subsidiary a certificate of an officer of Ventures and of the Shareholders, dated as of Closing, certifying that (a) each covenant and obligation of Ventures and the Shareholders has been complied with and (b) each representation and warranty of Ventures and the Shareholders is true and correct in all material respects at the Closing as if made on and as of the Closing.

         11.6 THIRD PARTY CONSENTS. The Shareholders will deliver to Merger Subsidiary by Closing all consents, including those listed on Exhibit 6.11(1), as provided in Section 10.8, estoppels, approvals, releases, pay-off letters, U.C.C. termination statements and other filings, and authorizations of third parties that are required for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including but not limited to releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Stock or Assets.

         11.7 NONCOMPETITION AGREEMENTS. The Shareholders will deliver to Merger Subsidiary each of the agreements described in Section 10.6.

         11.8 PRELIMINARY CLOSING STATEMENT. The Shareholders and Ventures will, along with Merger Subsidiary, execute a Preliminary Closing Statement setting forth the Merger Consideration and various adjustments thereto.

         11.9 ADDITIONALLY REQUESTED DOCUMENTS; POST-CLOSING ASSISTANCE. At the reasonable request of Merger Subsidiary at Closing, and at any time or from time to time thereafter, Shareholders will (a) cooperate with Merger Subsidiary to put Merger Subsidiary in actual possession and operating control of the Business and Assets, (b) execute and deliver such further instruments of sale, conveyance, transfer and assignment effectively to sell, convey, transfer and assign the same to Merger Subsidiary, and (c) execute and deliver such further instruments and to cooperate with Merger Subsidiary as Merger Subsidiary may reasonably request or to enable Merger Subsidiary and Ventures to obtain all necessary regulatory certifications, approvals, consents and licenses, accreditation or permits.


                                  ARTICLE XII.
                   OBLIGATIONS OF MERGER SUBSIDIARY AT CLOSING

         At Closing, the Merger Subsidiary will deliver or cause to be delivered to Shareholders the following in a form and substance reasonably satisfactory to
Shareholders:

         12.1 MERGER CONSIDERATION. The Merger Subsidiary will deliver to Shareholders the Merger Consideration upon the terms specified in this Agreement.

         12.2 CORPORATE GOOD STANDING AND CERTIFIED BOARD RESOLUTIONS. The Merger Subsidiary will deliver to Shareholders a certificate of existence from the Secretary of State of Tennessee, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of each of the Merger Subsidiary and Parent authorizing the execution, delivery and consummation of this Agreement and the consummation of the transactions contemplated hereunder.

         12.3 CLOSING CERTIFICATE. The Merger Subsidiary and Parent will deliver to Shareholders a certificate of officers of each of the Merger Subsidiary and Parent, dated as of Closing, certifying that (a) each covenant and obligation of Merger Subsidiary and Parent has been complied with, and (b) each representation and warranty of Merger Subsidiary and Parent is true and correct at the Closing as if made on and as of the Closing.

         12.4 OPINION OF MERGER SUBSIDIARY'S COUNSEL. The Merger Subsidiary will deliver to Shareholders an opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of the Closing to the effect that:

                  (1) All proceedings, other than the filing and recording of the Agreement (or an appropriate Certificate of Merger) in the States of Tennessee and Florida necessary to effectuate the Merger of Ventures into the Merger Subsidiary have been duly taken by Parent and Merger Subsidiary in accordance with applicable law and upon such filing and recording of said Agreement, Ventures will be duly merged with and into Merger Subsidiary;

                  (2) The shares of Parent Common Stock that are to be issued and delivered to the stockholders of Ventures upon consummation of the Merger are validly authorized and, when so issued, will be validly issued, fully paid and non-assessable; and

                  (3) Neither the execution and delivery of this Agreement nor performance hereunder will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under Articles of Incorporation or Bylaws of either the Parent or the Merger Subsidiary or any judgment, decree, regulation or similar restriction of which such counsel has knowledge and to which Parent or Merger Subsidiary is a party or by which either is bound.


                                  ARTICLE XIII.
                                   TERMINATION

         13.1 CIRCUMSTANCES OF TERMINATION. This Agreement may be terminated as follows:

                  (1) By the mutual consent in writing of the boards of directors of Ventures and Parent.

                  (2) By the board of directors of Ventures if any condition provided in Article IX hereof has not been satisfied of waived on or before the Effective Date.

                  (3) By the board of directors of Parent if any condition provided in Article X hereof has not been satisfied or waived on or before the Effective Date.

                  (4) By the board of directors of either Ventures or Parent if the Effective Date has not occurred by January 31, 1998.

         13.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement pursuant to Section 13.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement and no party (or any of its officers, directors and shareholders) shall be liable to any other party for any costs, expenses, damage, or loss of anticipated profits hereunder.


                                  ARTICLE XIV.
                   SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         14.1 SURVIVAL. The representations and warranties of Merger Subsidiary, Parent, Ventures and each of the Shareholders contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, will survive the date of Closing for a period of thirty-six (36) months. The obligations of Shareholders, on the one hand, or Merger Subsidiary and Parent, on the other hand, under this Article XIV will not begin until the indemnified party incurs one or more claims that equal, in the aggregate, Fifty Thousand and No/100 Dollars ($50,000.00) (the "Basket") in which case the indemnified party shall be indemnified for all such claims. The parties acknowledge and agree that any information discovered by Merger Subsidiary or Parent that is not otherwise disclosed herein or in writing by Ventures or the Shareholders will provide no limitation on obligations of an indemnifying party. All claims sought by any party hereunder shall be net of any insurance proceeds received by such party with respect to such claim. In no event shall the aggregate liability of each Shareholder exceed one-half (1/2) the lesser of Purchase Price received by such Shareholder or the fair market value of the Parent Common Stock received by him in the Merger valued at the average closing price of such stock on the National Association of Securities Dealers' Automated Quotation System National Market System for the twenty (20) trading days immediately preceding the date of satisfaction of a particular claim for indemnification.

         14.2 INDEMNIFICATION BY SHAREHOLDERS. Subject to the provisions of
Section 14.1, Shareholders will, jointly and severally, promptly indemnify, defend, and hold harmless Merger Subsidiary and its directors, officers, stockholders, employees and agents against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by Ventures or the Shareholders of any of the covenants, obligations, representations or warranties of this Agreement or any certificate or document of Ventures and/or Shareholders delivered pursuant to this Agreement, and (ii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Merger Subsidiary or Ventures arising out of the ownership, licensing, operation or conduct of the Business or Assets or related to the Ventures Stock or the conduct of any of Ventures' employees, agents or independent contractors, relating to all periods of time prior to the Closing, except to the extent disclosed in the Final Closing Statement.

         14.3 INDEMNIFICATION BY MERGER SUBSIDIARY AND PARENT. Subject to the provisions of Section 14.3, Merger Subsidiary and Parent will promptly indemnify, defend, and hold Shareholders harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from (i) any breach by Merger Subsidiary and Parent of any of its covenants, obligations, representations or warranties contained in this Agreement or any certificate or document of Merger Subsidiary delivered pursuant to this Agreement and (ii) any claim that is brought or asserted by any third party(ies) against Shareholders arising out of the ownership, licensing, operation or conduct of the Business or the conduct of Ventures' employees, agents or independent contractors, relating to periods of time subsequent to the Closing.

         14.4 RULES REGARDING INDEMNIFICATION. The obligations and liabilities of each party that may be subject to indemnification liability hereunder (such claims the "Indemnified Claims") (such party the "Indemnifying Party") to the other party (the "Indemnified Party") will be subject to the following terms and conditions:

                  (1) Claims by Non-Parties. The Indemnified Party will give written notice to the Indemnifying Party, within such time as not to prejudice unduly the Indemnifying Party's ability to defend against the underlying claim, of any written claim by a third party which is likely to give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in this Article XIV, stating the nature of said claim and the amount thereof, to the extent known. The Indemnified Party will give notice to the Indemnifying Party that pursuant to the indemnity, the Indemnified Party is asserting against the Indemnifying Party a claim with respect to a potential loss from the third party claim, and such notice will constitute the assertion of a claim for indemnity by the Indemnified Party. If, within thirty (30) days after receiving such notice, the Indemnifying Party advises the Indemnified Party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the Indemnified Party will not settle or admit liability with respect to the claim and will afford to the Indemnifying Party and defending counsel reasonable assistance in defending against the claim. If the Indemnifying Party assumes the defense, counsel will be selected by such party and if the Indemnified Party then retains its own counsel, it will do so at its own expense. If the Indemnified Party does not receive a written objection to the notice from the Indemnifying Party within ten (10) days after the Indemnifying Party's receipt of such notice, the claim for indemnity will be conclusively presumed to have been assented to and approved, and in such case the Indemnified Party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid ten (10) day period the Indemnified Party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues will be settled by arbitration in a location mutually acceptable to each party, in accordance with the rules and procedures of the American Arbitration Association; and

                  (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph 14.4(1) above) pursuant to this Article XIV will be made as follows: The Indemnified Party will give written notice to the Indemnifying Party, within such time as not to prejudice unduly the Indemnifying Party's ability to defend against the underlying claim, of any claim by the Indemnified Party which has not been made pursuant to subparagraph (1) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim will be deemed to have resulted in a determination in favor of the Indemnified Party and to have resulted in a liability of the Indemnifying Party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within thirty (30) days after the Indemnifying Party's receipt of the claim the Indemnified Party will not have received written objection to the claim. In such event, the claim will be conclusively presumed to have been assented to and approved. If within the aforesaid thirty (30) day period the Indemnified Party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues will be settled by arbitration in a location mutually acceptable to each party, in accordance with the rules and procedures of the American Arbitration Association.

         14.5 EXCLUSIVITY. Each of the parties to this Agreement acknowledges and agrees that its sole and exclusive remedy subsequent to Closing with respect to any and all claims for all losses, costs, and expenses covered by the indemnification provisions in Sections 14.2 and 14.3, as the case may be, shall be pursuant to the indemnification provisions set forth in this Article XIV. Each of the parties also to this Agreement also acknowledges and agrees that Parent may satisfy any claim against Shareholders by resort to shares of Parent Common Stock held in that certain Post Closing Escrow establish pursuant to Section 2.4; provided, however, that Parent shall be free to pursue its indemnification rights against Shareholders to the extent the escrow is exhausted. Subject to Section 14.1, in furtherance of the foregoing, each of the Shareholders, Ventures, the Merger Subsidiary and Parent hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of actions it or any of its respective subsidiaries or its affiliates may have against the other party or such other party's subsidiaries or its affiliates, as the case may be, arising under or based upon any federal, state or local statute, law, ordinance, rule, regulation or common law or at equity but only to the extent they relate to the matters described in the immediately proceeding sentence.


                                   ARTICLE XV.
                                  MISCELLANEOUS

         15.1 ASSIGNMENT. Following Closing, Merger Subsidiary may assign any or all of its respective rights or delegate any or all of its respective obligations under this Agreement with the express written consent of Shareholders, which consent shall not be unreasonably withheld. No Shareholder or Ventures may assign any rights or delegate any obligations under this Agreement without the prior written consent of Merger Subsidiary, and any prohibited assignment or delegation will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to nor will it, create any rights in any other party.

         15.2 OTHER EXPENSES. Except as otherwise provided in this Agreement, Shareholders will jointly and severally pay all of their and Ventures' expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement and Merger Subsidiary will pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement. All sales and use taxes, recording fees and transfer fees and taxes incurred in connection under the transactions contemplated within this Agreement will be jointly and severally borne by Shareholders and paid at Closing.

         15.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:

                  To Shareholders and, prior to Closing, Ventures:

                  c/o Ventures Healthcare of Gainesville, Inc.
                  227 Harrison Avenue
                  Panama City, Florida 32401
                  Phone: (850) 784-3900
                  Fax:   (850) 784-3902
                  with a copy to:

                  David Waterman, Esq.
                  Shumaker, Loop & Kendrick, LLP
                  North Courthouse Square
                  1000 Jackson Street
                  Toledo, Ohio 43624
                  Phone: (419) 241-9000
                  Fax:   (419) 241-6894

                  To Merger Subsidiary, Parent and, after Closing, to Ventures:

                  H. Neil Campbell
                  Children's Comprehensive Services, Inc.
                  3401 West End Avenue
                  Suite 500
                  Nashville, TN 37203
                  Phone: (615) 383-0376
                  Fax:   (615) 269-7525

                  with a copy to:

                  Glen Allen Civitts, Esq.
                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  1800 First American Center
                  315 Deaderick Street
                  Nashville, Tennessee  37238-1800
                  Phone: (615) 256-0500
                  Fax:   (615) 251-1059

         15.4 CONFIDENTIALITY. Except for press releases issued by Merger Subsidiary or Parent in the ordinary course following the execution of this Agreement, the content of which press releases shall be agreed upon by Parent and Shareholders, all parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law.

         15.5 PARTIAL INVALIDITY; WAIVER. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there will be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder will operate as a waiver thereof, or of any other right, power or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement will be valid, unless it is in writing and signed by the party against which it is sought to be enforced.

         15.6 INTERPRETATION. All pronouns and any variation thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions will arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and will not be considered or referred to in resolving questions of interpretation.

         15.7 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, including the Exhibits and any other attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letter of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Merger Subsidiary, Ventures and the Shareholders. This Agreement may be executed simultaneously in two or more counterparts each of which will be deemed an original and all of which together will constitute but one and the same instrument.

         15.8 FURTHER ASSURANCE OF SHAREHOLDERS AFTER CLOSING. Subsequent to the Closing, Shareholders will, from time to time, at Merger Subsidiary's reasonable request, execute and deliver such other instruments of conveyance and transfer, and take such other action as Merger Subsidiary may reasonably request, in order to sell, transfer, assign and deliver and vest in Merger Subsidiary the benefits of, title to and possession of the Stock and Assets.

         15.9 LEGAL FEES AND COSTS. In the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party will be entitled.

         15.10 CONTROLLING LAW. This Agreement will be construed, interpreted and enforced in accordance with the substantive laws of the State of Tennessee, without giving effect to its conflicts of laws provisions.

         15.11 PARENT GUARANTEE. Parent agrees that it is executing this Agreement to guarantee the obligation of Merger Subsidiary to pay the Merger Consideration on the terms and conditions provided herein and to guarantee the indemnification obligations of the Merger Subsidiary as set forth in Section
14.3 of this Agreement. Parent waives any right to require Shareholders to proceed against Merger Subsidiary or pursue any other right or remedy available to the Shareholders. Parent consents and agrees that the Shareholders, without prejudice to any claim they may have against Parent, may extend or change any of the obligations hereby guaranteed and settle or compromise any obligation hereby guaranteed. Parent hereby waives all suretyship or other similar defenses.




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                                       31

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   "VENTURES":

                                   VENTURES HEALTHCARE OF
                                   GAINESVILLE, INC.

                                   By: William A. Parsons
                                       ---------------------------------------

                                   Title: President
                                          ------------------------------------


                                   "SHAREHOLDERS":


                                   /s/ William A. Parsons, Jr.
                                   -------------------------------------------
                                   William A. Parsons, Jr., Ph.D.



                                   /s/ S. Dale McNeese
                                   -------------------------------------------
                                   S. Dale McNeese



                                   /s/ John W. Darrah
                                   -------------------------------------------
                                   John W. Darrah


                                   "MERGER SUBSIDIARY":

                                   CHILDREN'S COMPREHENSIVE SERVICES OF
                                   GAINESVILLE, INC.

                                   By: /s/ H. Neil Campbell
                                       ---------------------------------------

                                   Title: President
                                          ------------------------------------


                                   "PARENT":

                                   CHILDREN'S COMPREHENSIVE SERVICES, INC.

                                   By: /s/ H. Neil Campbell
                                       ---------------------------------------

                                   Title: Executive Vice President
                                          ------------------------------------